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                           SIMPSON THACHER & BARTLETT
                             425 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017

                                                               December 15, 2000


TravelCenters of America, Inc.
24601 Center Ridge Road
Suite 200
Westlake, Ohio  44145-5634

Ladies and Gentlemen:

                  We have acted as counsel to TravelCenters of America, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the resale of 760,000 warrants to purchase shares of common stock at an exercise price of $0.001 per share (the "Warrants") previously issued by the Company and the issuance of 277,165 shares of Common Stock, par value $0.00001 per share (the "Shares") issuable upon exercise of such Warrants.

                  We have examined the Registration Statement, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.
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TravelCenters of America, Inc.        -2-                      December 15, 2000

                  In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

                  1. The Warrants have been duly authorized, executed and issued by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the their terms and entitled to the benefits of the Warrant Agreement, dated as of November 14, 2000, (the "Warrant Agreement") between the Company and State Street Bank and Trust Company, as Warrant Agent.

                  2. The Shares initially issuable upon exercise of the Warrants have been duly authorized and reserved for issuance upon such exercise and, when issued and delivered in accordance with the Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

                  We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the use of our name under the caption "Experts" in the Prospectus included in the Registration Statement.


                                           Very truly yours,

                                           /s/ Simpson Thacher & Bartlett

                                           SIMPSON THACHER & BARTLETT